EXHIBIT 99.1

Zomedica Announces First Quarter 2020 Financial Results

ANN ARBOR, Mich., May 11, 2020 (GLOBE NEWSWIRE) -- Zomedica Pharmaceuticals Corp. (NYSE American:ZOM) (“Zomedica” or “Company”), a veterinary diagnostic company, today reported consolidated financial results for the first quarter ended March 31, 2020. Amounts, unless specified otherwise, are expressed in U.S. dollars and presented under accounting principles generally accepted in the United States of America (“U.S. GAAP”).

“We have made significant progress in 2020 with our development of TRUFORMA™, achieving major milestones despite the impact of the COVID-19 pandemic”, said Shameze Rampertab, Interim CEO and CFO of Zomedica. “We believe our continued progress on our diagnostic platform will enable us to deliver products that make a real difference for clinical veterinarians and the care they provide to our companion animals”.

Corporate Highlights

  In January 2020, Zomedica announced that it would focus on the final development and commercialization of TRUFORMA™, its inaugural point-of-care diagnostic biosensor platform, and the first five assays for the detection of adrenal and thyroid disorders in cats and dogs.
  In February 2020, the Company announced the completion of a $2.5 million offering of common shares and warrants.
  In April 2020, Zomedica completed a $4.0 million offering of common shares and warrants.
  In April 2020, the Company announced completion of the verification of TRUFORMA™, its point-of-care diagnostic biosensor platform, and the first assay, Canine total T4 thyroxine.

Summary First Quarter 2020 Results

Zomedica recorded net loss and comprehensive loss for the three months ended March 31, 2020 of $2,450,618 or $0.02 per share compared to a loss of $11,676,908 or $0.12 per share for the three months ended March 31, 2019.

Research and development expense for the three months ended March 31, 2020 was $630,066 compared to $7,531,375 for the three months ended March 31, 2019, a decrease of $6,901,309 or 92%. The decrease was primarily due to a reduction in milestone payments and licensing fees of $5,886,841, contracted expenditures of $891,979, consulting fees of $56,810, salaries, bonus and benefits of $33,164, and supplies of $34,152. The reduction in milestone payments resulted primarily from the payment in the 2019 period of an aggregate of $5,000,000 in milestone payments related to our development of TRUFORMATM under our development and supply agreement with Qorvo Biotechnologies, LLC which did not recur in the 2020 period. In addition, as previously announced, we have focused our efforts on the development and commercialization of TRUFORMATM, which resulted in the elimination of milestone payments relating to our other product candidates. We expect that our research and development expenditures in 2020 will be lower than in 2019, as our work will focus solely on the verification and validation of TRUFORMATM. The COVID-19 pandemic has impacted our expected timing for the completion of the development. Changes in timing may also affect anticipated costs associated with such delays.

General and administrative expense for the three months ended March 31, 2020 was $1,248,861, compared to $3,212,357 for the three months ended March 31, 2019, a decrease of $1,963,496 or 61%. The decrease was primarily due to a reduction in share-based compensation which was $155,022 for the three months ended March 31, 2020 compared to $2,341,104 for the comparable period in 2019. After adjusting for the share-based compensation expense, general and administrative expense increased $222,586. This increase was due to an increase in office expense of $177,686, primarily associated with the purchase of office furniture for our newly leased office space, an increase in regulatory fees of $64,364, primarily associated with NYSE American listing fees, the reclassification of rent expense from amortization of right-of-use asset of $50,078, offset by a reduction in travel and accommodation of $44,790. Due to our focus on our TRUFORMATM platform, we have reduced administrative headcount and associated activities and therefore, we expect that general and administrative expense will decrease in the remainder of 2020.

Professional fees for the three months ended March 31, 2020 were $290,682 compared to $758,298 for the three months ended March 31, 2019, a decrease of $467,616 or 62%. The decrease was primarily due to expenses incurred in the three-month period ended March 31, 2019 relating to filings with the Securities and Exchange Commission which did not recur in the comparable 2020 period.

Liquidity and Outstanding Share Capital

Zomedica had cash and cash equivalents of $1,496,752 as of March 31, 2020, compared to $510,586 as of December 31, 2019. The increase in cash during the three months ended March 31, 2019 is mainly a result of the cash flows from financing activities, partially offset by cash flows used in operating and investing activities as discussed below.

As of March 31, 2020, Zomedica had shareholders’ equity of $1,951,643. After giving effect to the April 2020 offering and exercises of Series B Warrants issued in the April 2020 offering, as of May 11, 2020 Zomedica’s pro forma shareholders’ equity at March 31, 2020 would have been $6,173,718.

On April 20, 2020 we received a $527,360 loan under the SBA’s the Paycheck Protection Program.

Net cash used in operating activities for the three months ended March 31, 2020 was $2,173,127, compared to $2,581,275 for the three months ended March 31, 2019, a decrease of $408,148 or 16%. The largest uses of cash resulted primarily from our net loss, as well as a decrease in accounts payable and accrued liabilities of $508,557 and an increase in accounts receivable of $74,845, partially offset by a decrease in the utilization of prepaid expenses and deposits of $409,028 and an increase in non-cash expenses including stock-based compensation of $155,022, depreciation of $76,416, loss on fixed asset disposition of $69,834, loss of right-of-use asset disposition of $59,097 amortization of intangible assets of $45,036, and amortization of right-of-use assets of $42,448.

Net cash from financing activities for the three months ended March 31, 2020 was $2,151,780, compared to $3,006,828 for the three months ended March 31, 2019, a decrease of $855,048 or 28%. Cash from financing activities in the first quarter of 2020 resulted primarily from the $2,500,000 public offering of our common shares, partially offset by stock issuance costs of $348,220.

Net cash from investing activities for the three months ended March 31, 2020 was $1,007,513, compared to cash used of $69,087 for the three months ended March 31, 2019, an increase of $1,076,600 or 1,558%. The increase resulted primarily from the repurchase of our previous prepaid lease for $1,002,113 and cash received on the sale of property and equipment for $5,400.

As of March 31, 2020, Zomedica had an unlimited number of authorized common shares with 128,871,732 common shares issued and outstanding.

As of May 11, 2020, Zomedica had 166,538,233 common shares issued and outstanding.

For complete financial results, please see Zomedica’s filings on EDGAR and SEDAR or visit the Zomedica website at www.ZOMEDICA.com.

About Zomedica
Based in Ann Arbor, Michigan, Zomedica (NYSE American:ZOM) is a veterinary diagnostic company creating products for companion animals (canine, feline and equine) by focusing on the unmet needs of clinical veterinarians. Zomedica’s product portfolio will include novel diagnostics and innovative therapeutics that emphasize patient health and practice health. With team that includes clinical veterinary professionals, it is Zomedica’s mission to give veterinarians the opportunity to lower costs, increase productivity, and grow revenue while better serving the animals in their care. For more information, visit www.ZOMEDICA.com.

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Reader Advisory

Except for statements of historical fact, this news release contains certain "forward-looking information" or “forward-looking statements” (collectively, “forward-looking information”) within the meaning of applicable securities law. Forward-looking information is frequently characterized by words such as "plan", "expect", "project", "intend", "believe", "anticipate", "estimate" and other similar words, or statements that certain events or conditions "may" or "will" occur and include statements relating to Zomedica’s expectations regarding the public offering. Although we believe that the expectations reflected in the forward-looking information are reasonable, there can be no assurance that such expectations will prove to be correct. We cannot guarantee future results, performance or achievements. Consequently, there is no representation that the actual results achieved will be the same, in whole or in part, as those set out in the forward-looking information.

Forward-looking information is based on the opinions and estimates of management at the date the statements are made and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those anticipated in the forward-looking information. Some of the risks and other factors that could cause the results to differ materially from those expressed in the forward-looking information include, but are not limited to: uncertainty as to whether our strategies and business plans will yield the expected benefits; uncertainty as to the timing and results of development work and pilot and pivotal studies, uncertainty as to the likelihood and timing of regulatory approvals, availability and cost of capital; the ability to identify and develop and achieve commercial success for new products and technologies; veterinary acceptance of our products; competition from related products; the level of expenditures necessary to maintain and improve the quality of products and services; changes in technology and changes in laws and regulations; our ability to secure and maintain strategic relationships; risks pertaining to permits and licensing, intellectual property infringement risks, risks relating to future clinical trials, regulatory approvals, safety and efficacy of our products, the use of our product, intellectual property protection, risks related to the COVID-19 pandemic and its impact upon Zomedica’s business operations generally, including Zomedica’s ability to develop its diagnostic products,  and the other risk factors disclosed in our filings with the SEC and under our profile on SEDAR at www.sedar.com. Readers are cautioned that this list of risk factors should not be construed as exhaustive.

The forward-looking information contained in this news release is expressly qualified by this cautionary statement. We undertake no duty to update any of the forward-looking information to conform such information to actual results or to changes in our expectations except as otherwise required by applicable securities legislation. Readers are cautioned not to place undue reliance on forward-looking information.

Investor Relations Contacts
PCG Advisory Group
Kirin Smith, COO
ksmith@pcgadvisory.com
+1 646.863.6519